Exhibit 99.2

Notice of Meeting

Notice of Annual General Meeting

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to immediately seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent professional financial adviser.

If you have sold or otherwise transferred all of your registered holding of Flutter Entertainment plc shares, please forward this document and the accompanying Form of Proxy to the purchaser or transferee, or to the stockbroker, bank or other agent through or by whom the sale or transfer was effected, for delivery to the purchaser or transferee. If you sell, or have sold, or otherwise transferred, only part of your holding of Flutter Entertainment plc shares, you should retain these documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

FLUTTER ENTERTAINMENT PLC

(incorporated and registered in Ireland with limited liability with registered number 16956)

Notice of Annual General Meeting

Wednesday, 1 May 2024

A letter from the Chair of Flutter Entertainment plc (the “Company” and together with its subsidiaries the “Group”) is set out on pages 3 to 6 of this document.

Your attention is drawn to the Notice of the Annual General Meeting (“AGM”) of the Company to be held at 11.00 am (Irish time) / 6.00 am (Eastern time) on Wednesday, 1 May 2024 at the Company’s headquarters at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin D04 V972, Ireland, which is set out on pages 7 to 9 of this document.

Any relevant updates regarding the AGM, including any changes to the arrangements outlined in this letter, will be available on www.flutter.com/investors/shareholder-information/agm.

Shareholder participation and engagement remain important to us and, therefore, we are pleased to be able to provide a facility for shareholders to listen to the AGM remotely by using the Computershare webcasting platform. Further information on accessing the Computershare webcasting platform is set out below under the heading “Listening to the AGM electronically using the Computershare webcasting platform” on page 6 of this document, in Note 6 of the Notice of AGM and on our website at www.flutter.com/investors/shareholder-information/agm. Shareholders wishing to vote at the AGM will still need to submit proxy voting instructions by the relevant deadlines before the AGM, as it will not be possible to vote at the AGM using the Computershare webcasting platform.

Shareholders are entitled to appoint a proxy in respect of the AGM. The process and timelines for appointing a proxy and/ or voting at the meeting will depend on the manner in which you hold your ordinary shares. Further information on the procedures to be followed in order to validly appoint a proxy is set out in the notes to the Notice of AGM. All proxy voting instructions must be received by the Company’s Registrar by no later than 11.00 am (Irish time) / 6.00 am (Eastern time) on Monday, 29 April 2024 (or, in the case of an adjournment, no later than 48 hours before the time fixed for holding the adjourned meeting).

This document, and the accompanying Form of Proxy, has been sent to shareholders on the register of members at close of business on 28 March 2024.

1	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

CONTENTS

Expected Timetable of Events	2
Agenda of Annual General Meeting	2
Letter from the Chair	3
Notice of Annual General Meeting	7
Notes to the Notice of Annual General Meeting	10
Appendix I: Proposed Transfer of Flutter’s Listing Category on the Official List from Premium to Standard to Relocate Flutter’s Primary Listing to the US	13
Appendix II: Amendment to the Existing Articles in Connection with the Proposed Transfer	18

Expected Timetable of Events

The dates and times set out below are indicative only. If any dates and/or times in this expected timetable of events change, the revised dates and/or times will be notified to shareholders by publication on the Company’s website and/or by announcement through a Regulatory Information Service.

Record date for Annual General Meeting

Close of business on 28 March 2024

Annual General Meeting

11.00 am (Irish time) / 6.00 am (Eastern time) on Wednesday, 1 May 2024

Latest time for return of completed Forms of Proxy

11.00 am (Irish time) / 6.00 am (Eastern time) on Monday, 29 April 2024

Effectiveness of Proposed Transfer of Flutter’s Listing Category on the Official List from Premium to Standard

8.00 am (Irish time) / 3.00 am (Eastern time) on Friday, 31 May 2024

Agenda of Annual General Meeting

Ordinary business

1.	Election of Director.

2.	Re-election of Directors.

3.	To receive and consider the Annual Report on Remuneration for the year ended 31 December 2023.

4.	Fixing of the remuneration of the Auditor.

5.	Authorisation to retain the power to convene an extraordinary general meeting on not less than 14 clear days’ notice.

Special business

6.	Authorisation to allot relevant securities.

7.	Authorisations to disapply statutory pre-emption rights.

8.	Authorisation of market purchases of the Company’s own shares.

9.	Determination of the price range for the re-issue of treasury shares off market.

10.

Approval of the Proposed Transfer of Flutter’s Listing Category on the Official List of the FCA and on the Main Market of the London Stock Exchange plc from a Premium Listing to a Standard Listing (the “Proposed Transfer”).

11.	Adoption of new Articles of Association of the Company in connection with the Proposed Transfer.

2	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

LETTER FROM THE CHAIR

Flutter Entertainment plc

(Incorporated and registered in Ireland with limited liability with registered number 16956)

Directors

John Bryant (Chair)

Peter Jackson (Chief Executive Officer)

Paul Edgecliffe-Johnson (Chief Financial Officer)

Holly Keller Koeppel (Senior Independent Director)

Nancy Cruickshank (Non-Executive Director)

Nancy Dubuc (Non-Executive Director)

Richard Flint (Non-Executive Director)

Alfred F. Hurley, Jr. (Non-Executive Director)

David Lazzarato (Non-Executive Director)

Carolan Lennon (Non-Executive Director)

Atif Rafiq (Non-Executive Director)

2 April 2024

Dear Shareholder,

I am writing to convene this year’s Annual General Meeting (“AGM”) of Flutter Entertainment plc (the “Company” or “Flutter”) to be held at 11.00 am (Irish time) / 6.00 am (Eastern time) on Wednesday, 1 May 2024 at the Company’s headquarters at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin D04 V972, Ireland.

Whether or not you plan to attend the AGM in person, we encourage you to submit a vote by proxy to ensure your vote is counted. Submitting a vote by proxy will not preclude you from attending and voting in person at the AGM or at any adjournment thereof. The process for appointing a proxy will depend on the manner in which you hold your ordinary shares. Further information on the procedures to be followed in order to validly appoint a proxy is set out in the notes to the Notice of AGM.

Shareholder participation and engagement remain important to us and, therefore, shareholders will also be provided with a facility to listen to the AGM remotely by using the Computershare webcasting platform. Further information on accessing the Computershare webcasting is set out below under the heading “Listening to the AGM platform electronically using the Computershare webcasting platform” on page 6 of this document, in Note 6 of the Notice of AGM and on our website at www.flutter.com/investors/shareholder-information/agm. Shareholders wishing to vote at the AGM will still need to submit proxy voting instructions by the relevant deadlines before the AGM, as it will not be possible to vote using the Computershare webcasting platform.

Before the AGM, a shareholder may also submit a question in writing, to be received at least 48 hours before the meeting (i.e. 11.00 am (Irish time) / 6.00 am (Eastern time) on Monday, 29 April 2024) by email to cosec@flutter.com or by post to the Company Secretary, Flutter Entertainment plc, Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin D04 V972, Ireland. All correspondence should include sufficient information to identify that the person submitting the question is a shareholder of the Company. Responses to the most common questions will be posted on our website at www.flutter.com/investors/shareholder-information/agm and we also anticipate responding to all questions individually by correspondence. Shareholders should note that it will not be possible to ask questions at the AGM by using the Computershare webcasting platform.

This letter briefly explains the business to be transacted at the AGM, as set out in more detail in the accompanying Notice of AGM.

Following the implementation of our listing on the New York Stock Exchange on 29 January 2024 and our decision to begin voluntarily reporting on US domestic issuer forms, the form of our fiscal year 2023 disclosures is different from those in previous years. Shareholders this year are receiving this Notice of Meeting along with our US-style Annual Report and Accounts (which includes our annual report on Form 10-K and our UK Annual Report (which has been prepared in connection with the Company’s reporting obligations under the Listing Rules of the UK Financial Conduct Authority)) (the “Annual Report and Accounts 2023”). These documents, along with our statutory directors’ report and financial statements for the fiscal year ended 31 December 2023 prepared under IFRS as adopted by the European Union for Irish law compliance purposes (the “Irish Statutory Accounts”), are available on our website, www.flutter.com. Shareholders may also request hard copies of this Notice of Meeting, the Annual Report and Accounts 2023 and our Irish Statutory Accounts free of charge upon request to: The Company Secretary, Flutter Entertainment plc, Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin D04 V972, Ireland. The Irish Statutory Accounts will also be laid before the AGM.

In addition to the ordinary business to be transacted at the AGM as set out in Resolutions 1 to 5, various items of special business are included in the Notice of AGM and further described below. All resolutions are unanimously recommended by the Board for approval.

Resolutions 1 and 2: Election/Re-election of Directors

Resolution 1 proposes the election of John Bryant as a Director of the Company. John Bryant was appointed by the Directors of the Company on 27 April 2023 and, in accordance with the Articles of Association of the Company and the recommendation of the UK Corporate Governance Code 2018, will retire and put himself forward for election by shareholders at this AGM.

Resolution 2 proposes the re-election of each of Nancy Cruickshank, Nancy Dubuc, Paul Edgecliffe-Johnson, Alfred F. Hurley, Jr., Peter Jackson, Holly Keller Koeppel, Carolan Lennon and Atif Rafiq as Directors of the Company. The Directors seeking re-election under Resolution 2 will be doing so in accordance with the requirements of Regulation 91(a) of Flutter’s Articles of Association and the recommendation of the UK Corporate Governance Code 2018 that each Director retire at the AGM, with those being eligible offering themselves for re-election.

3	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

LETTER FROM THE CHAIR CONTINUED

All Directors seeking election and re-election under Resolutions 1 and 2 are considered to be making an effective contribution to their roles on the Board, bringing relevant knowledge, diversity of perspective and an ability and willingness to challenge and each retains a strong commitment to the role. Accordingly, the Board recommends the election and re-election of each of the Directors proposed in Resolutions 1 and 2.

Each of the election and re-election resolutions will be put to the meeting as separate resolutions. Biographical information for each Director seeking election or re-election is set out at Item 10, Part III of the Form 10-K which forms part of the Annual Report and Accounts 2023.

As previously announced by the Company, Gary McGann and Mary Turner resigned as Directors effective 31 August 2023 and 30 September 2023 respectively. As also announced by the Company, Gary McGann was succeeded in the role of Chair of Flutter by John Bryant on 1 September 2023. In addition, as announced on 11 January 2024 and 1 March 2024 respectively, Richard Flint and David Lazzarato will not seek re-election at the AGM and they will therefore step down from the Board at the conclusion of the AGM. I would again like to take this opportunity to thank Gary, Mary, Richard and David for their exceptional contributions to the Board and wish them all well for the future.

Resolution 3: Directors’ remuneration

Resolution 3 is to receive and consider the Annual Report on Remuneration set out in the Annual Report and Accounts 2023 on pages 95 to 98 and 103 to 116, respectively. This is an advisory resolution and is not binding on the Company.

Resolution 4: Remuneration of the Auditor

Resolution 4 authorises the Directors to fix the remuneration of the Company’s Auditor for the year ending 31 December 2024.

Resolution 5: Convening of extraordinary general meetings on short notice

In Resolution 5, shareholders are being asked to maintain the existing authority in the Articles of Association which permits the Company to convene an extraordinary general meeting on not less than 14 clear days’ notice in writing where the purpose of the meeting is to consider an ordinary resolution. As a matter of policy, the 14 clear days’ notice will only be utilised where the Directors believe that it is merited by the business of the meeting and the circumstances surrounding such business.

In Resolution 11, amendments are proposed to Article 59 of Flutter’s existing Articles of Association to reflect that, following its de-listing from Euronext Dublin on 29 January 2024, the notice period under the Irish Companies Act 2014 (the “Act”) for calling an extraordinary general meeting to consider any matter other than the passing of a special resolution is 14 clear days’ notice. A corresponding amendment is being made to Article 61 to remove the reference to the passing of a special resolution, as this requirement no longer applies to Flutter under the Act following its de-listing from Euronext Dublin. Resolution 5 shall, therefore, only become effective in circumstances where Resolution 11 is not approved by the requisite majority of shareholders at the AGM and the new Articles of Association do not become effective.

Resolution 6: Authority to allot shares

Resolution 6 is divided into two parts. In paragraph (i), shareholders are being asked, in line with the principles of the guidance issued by the Investment Association, to renew the Directors’ authority to allot equity securities up to a maximum nominal amount of 33.33% of the issued share capital of the Company (excluding treasury shares) as at 21 March 2024 (being the latest practicable date before publication of this document) (the “Latest Practicable Date”), which would be equivalent to an aggregate nominal value of €5,321,971.44 (representing 59,133,016 ordinary shares).

In paragraph (ii) of Resolution 6, shareholders are being asked, again in line with the principles of the guidance issued by the Investment Association, to grant the Directors authority to allot up to 66.66% of the issued share capital of the Company (excluding treasury shares) as at the Latest Practicable Date, which would be equivalent to an aggregate nominal value of €10,643,942.97 (representing 118,266,033 ordinary shares), provided the allotment is made in connection with a rights issue or other pre-emptive issue in favour of holders of equity securities. The amount in paragraph (ii) would be reduced by the nominal amount of any ordinary shares already issued or assigned under the authority conferred by paragraph (i) of Resolution 6 so that the Company would not have the power to issue in total more than 66.66% of its issued share capital pursuant to the authority granted by this resolution.

No treasury shares were held by the Group as of the Latest Practicable Date.

If Resolution 6 is passed, this authority will expire at the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025 (whichever is earlier). Save for the allotment of shares in respect of the Group’s employee share schemes, as at the date of this document the Board has no current intention to exercise this authority and intends to comply with the guidance issued by the Investment Association.

Resolution 7: Disapplication of statutory pre-emption rights

Resolution 7A is a special resolution which asks shareholders to renew the Directors’ authority to allot shares for cash without first being required to offer them to existing shareholders of the Company. It gives the Directors authority to allot shares up to 5% of the issued share capital of the Company (excluding treasury shares) as at the Latest Practicable Date, which would be equivalent to an aggregate nominal value of €798,295.68 (representing 8,869,952 ordinary shares). If renewed, this authority will expire at the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025 (whichever is earlier).

Resolution 7B is a special resolution which asks shareholders to grant the Directors an additional authority to disapply statutory pre-emption rights in relation to allotments of new shares for cash in connection with an acquisition or specified capital investment. It gives the Directors further authority to allot further shares up to an additional 5% of the issued share capital of the Company (excluding treasury shares) as at the Latest Practicable Date, which would be equivalent to an aggregate nominal value of €798,295.68 (representing 8,869,952 ordinary shares). The authority to allot the additional 5% in Resolution 7B would be used only in connection with an acquisition or specified capital investment of a kind contemplated by the Pre-Emption Group’s Statement of Principles (the “PEG Principles”), which is announced contemporaneously with the issue or which has taken

4	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

place in the preceding six-month period and is disclosed in the announcement of the issue. If granted, this authority will expire at the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025 (whichever is earlier).

The PEG Principles, as updated on 4 November 2022, allow for an authority to issue shares for cash otherwise than in connection with a pre-emptive offer of approximately 10% of the issued share capital, with a further 10% authority supported in connection with an acquisition or specified capital investment and then an additional 2% in each case to be used only for the purposes of a “follow-on offer” to existing holders of securities not allocated shares under an issue made under either of the two abovementioned share issuances.

In respect of the authorities being sought under Resolutions 7A and 7B, the Directors acknowledge the provisions of the most recent PEG Principles published in November 2022. Resolutions 7A and 7B reflect the template resolutions and the Directors confirm that the Company will follow the principles set out in the PEG Principles. However, the Board has retained the previous limits of 5% of the issued share capital of the Company (excluding treasury shares) in Resolutions 7A and 7B, rather than the increased limit of 10% set out in the most recent PEG Principles, as the Directors believe that provides sufficient flexibility to the Company at this time.

As at the date of this document, the Board has no current intention to exercise the authority under Resolutions 7A or 7B. Nevertheless, the Board considers that it is important that shareholders renew these authorities in order to preserve the flexibility of the Company to respond to market challenges and opportunities in line with its peers.

Resolution 8: Authority to purchase own shares

In Resolution 8, shareholders are being asked to renew the authority of the Company, or any subsidiary of the company, to make market purchases of the Company’s shares up to 10% of the issued share capital of the Company (excluding treasury shares) as at the Latest Practicable Date (or, if less, up to 10% of the issued share capital (excluding treasury shares) on the date on which Resolution 8 is passed). The price range at which ordinary shares may be acquired cannot be less than the nominal value of the Company’s shares and cannot be greater than:

(i)

for any ordinary share purchased on the New York Stock Exchange, the higher of (A) an amount equal to 105% of the average closing prices of Flutter shares on the New York Stock Exchange for the five trading days prior to the date of purchase; and (B) the higher of the price of the last independent trade of a Flutter share and the highest current independent bid for a Flutter share on the trading venue where the purchase is carried out;

(ii)

for any ordinary share purchased on the London Stock Exchange, the higher of (A) an amount equal to 105% of the average closing prices of Flutter shares on the London Stock Exchange Daily Official List (determined on the basis of the information published by the relevant authority in relation to dealings on the London Stock Exchange or its equivalent) for the five trading days prior to the date of purchase; and (B) the higher of the price of the last independent trade of a Flutter share and the highest current independent bid for a Flutter share on the trading venue where the purchase is carried out; and

(iii)

for any ordinary share purchased on any trading venue other than the New York Stock Exchange or the London Stock Exchange, the higher of (A) an amount equal to 105% of the average closing prices of Flutter shares on the trading venue on which the purchase occurs (determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the relevant trading venue or its equivalent) for the five trading days prior to the date of purchase; and (B) the higher of the price of the last independent trade of a Flutter share and the highest current independent bid for a Flutter share on the trading venue where the purchase is carried out.

Shares purchased by the Company may be cancelled or held in treasury pending cancellation or re-issue.

As at the Latest Practicable Date, the total number of options to subscribe for shares in the Company is 3,470,931, which represents 1.96% of the total voting rights of the Company on that date. This percentage would increase to 2.17% if the full authority to buy back shares was used.

If renewed, this authority will expire at the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025 (whichever is earlier). The Board will only exercise the power to purchase shares in the future at price levels at which it considers purchases to be in the best interests of the shareholders generally after taking account of the Group’s overall financial position. The Board has no current intention to exercise this authority.

Resolution 9: Re-issue price of treasury shares

In Resolution 9, shareholders are being asked to pass a resolution authorising the Company to re-issue shares purchased by it and not cancelled and which are held as treasury shares off market within a price range which is not less than 95% nor more than 120% of the average price of the Company’s shares on the New York Stock Exchange or the London Stock Exchange for the five dealing days prior to the date of re-issue by the Company, except as described below with respect to obligations under employee share schemes, which may be at a minimum price of nominal value. If renewed, this authority will expire at the earlier of the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025.

As noted above, no treasury shares were held by the Group as at the Latest Practicable Date. Nevertheless, the Board considers it appropriate to propose Resolution 9 for consideration by shareholders at the AGM in order to provide flexibility to the Board should ordinary shares become held as treasury shares during the year.

Resolution 10: Approval of the Proposed Transfer of Flutter’s Listing Category on the Official List of the FCA and on the Main Market of the London Stock Exchange plc from a Premium Listing to a Standard Listing (the “Proposed Transfer”)

Following consultation with shareholders representing a significant majority of Flutter’s issued share capital, on 24 March 2023 the Board announced its intention to seek the approval of Flutter shareholders for the additional listing of Flutter’s ordinary shares on a US stock exchange (the “Additional US Listing”). At the same time, the Board announced that the Additional US Listing would create the optionality to pursue, as a second step, a primary US listing of Flutter’s ordinary shares. The Additional US Listing was approved by Flutter shareholders on 27 April 2023 (with 99.99% of the votes cast in respect of the

5	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

LETTER FROM THE CHAIR CONTINUED

relevant shareholder resolution being cast in favour). On 9 November 2023, the Company announced that it had chosen the New York Stock Exchange as the listing venue for the Additional US Listing. The Additional US Listing became effective on 29 January 2024. At the same time, the Board also announced its intention to put forward a further shareholder resolution at the AGM to relocate Flutter’s primary listing to the US by transferring the listing category of Flutter’s ordinary shares on the Official List of the FCA and on the Main Market of the London Stock Exchange plc from a Premium Listing to a Standard Listing.

As a result, the Board is now proposing in Resolution 10 that Flutter shareholders approve the Proposed Transfer. Further information in relation to the Proposed Transfer, including the background to and reasons for the Proposed Transfer and the reasons why the Board believes that the Proposed Transfer is in the best interests of shareholders is set out in Appendix I to this document.

Resolution 11: Adoption of new Articles of Association of the Company in connection with the Proposed Transfer (the “New Articles”)

Resolution 11 seeks approval from shareholders to adopt the New Articles in connection with the Proposed Transfer. Following the Proposed Transfer, the Company’s listing on the New York Stock Exchange will become its primary listing and, as a result, the Company is seeking to amend its Articles of Association with effect from the effective date of the Proposed Transfer to reflect corporate governance market practices for US listed companies and to remove provisions relevant only to companies with a Premium Listing on the Official List and/or a listing on Euronext Dublin (which Flutter shares were delisted from with effect from 29 January 2024), as well as to reflect other market developments and clarifying changes.

A summary of the amendments to the Articles of Association proposed in Resolution 11 and their effect is set out in Appendix II. A copy of the New Articles marked up to show the proposed changes is available for inspection at www.flutter.com/investors/shareholder-information/agm/ and at Flutter’s registered office, from the date of the Notice of AGM until and including the date of the AGM and will also be available at the AGM for at least one hour before, and for the duration of, the AGM.

Deadlines for receipt by the Company of proxy voting instructions

Shareholders can vote by attending the AGM in person or by appointing a proxy by the relevant deadline in advance of the AGM. A Form of Proxy for use by shareholders who hold their shares directly in registered form in connection with the resolutions to be proposed at the meeting is enclosed.

The process for appointing a proxy and/or voting at the meeting will depend on the manner in which Flutter shareholders hold their shares. Please refer to the voting instructions set out in Notes 9 to 11 of the Notice of AGM.

All proxy voting instructions must be received by the Company’s Registrar, Computershare Trust Company N.A. (the “Company’s Registrar”) or by the Company at its registered office, by no later than 11.00 am (Irish time) / 6.00 am (Eastern time) on Monday, 29 April 2024 (or, in the case of an adjournment, no later than 48 hours before the time fixed for holding the adjourned meeting).

Listening to the AGM electronically using the Computershare webcasting platform

Shareholders will be provided with a facility to listen to the AGM remotely by using the Computershare webcasting platform. This can be done by accessing the AGM section of our website at www.flutter.com/investors/shareholder -information/agm/ and following the link to the webcast for the AGM. You are entitled to attend the Annual Meeting virtually only if: (i) you were a shareholder of the Company as of 28 March 2024 (the “Record Date”) (“Registered Holder”); (ii) if you hold a valid legal proxy for the AGM if you are a beneficial holder and hold your shares through an intermediary, such as a bank or broker as of the Record Date (“Beneficial Holder”); or (iii) if you obtain a letter of representation for the AGM if you are a holder of Flutter Depositary Interests (“DIs”) as of the Record Date (“DI Holder”), in each case, as specified in Note 6 of the Notice of AGM.

Access to the AGM will be available from 30 minutes before the start of the event.

A summary of the procedures to be followed by Registered Holders, Beneficial Holders and DI Holders to access the AGM via the Computershare webcasting platform is set out in Note 6 of the Notice of AGM.

Shareholders wishing to vote at the AGM will still need to submit proxy voting instructions by the relevant deadlines before the AGM, as it will not be possible to vote using the Computershare webcasting platform.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to access the meeting. We encourage you to access the meeting prior to the start time. For further assistance, should you need it, you may call +1 781-575-2748 if outside the US and Canada or 1-888-724-2416 within the US and Canada.

Format of the Computershare audiocast

The proceedings of the AGM will be broadcast in audio format with presentation slides. Once logged in, and at the commencement of the meeting, you will be able to listen to the proceedings of the meeting on your device, as well as being able to see the slides of the meeting (which will include the resolutions to be put forward to the meeting). These slides will progress automatically as the meeting progresses.

Requirements

An active internet connection is required at all times in order to allow you to listen to the audiocast on the Computershare webcast platform. It is the user’s responsibility to ensure you remain connected for the duration of the meeting.

Recommendation

The Board is of the opinion that the resolutions to be proposed at the AGM are in the best interests of shareholders as a whole. Accordingly, the Board unanimously recommends that you vote in favour of each of the resolutions, as the Directors intend to do in respect of their own beneficial holdings.

Yours faithfully,

John Bryant

Chair

2 April 2024

6	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

NOTICE OF ANNUAL GENERAL MEETING OF FLUTTER ENTERTAINMENT PLC

NOTICE is hereby given that the Annual General Meeting (“AGM”) of Flutter Entertainment plc (the “Company”) will be held at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin D04 V972, Ireland at 11.00 am (Irish time) / 6.00 am (Eastern time) on Wednesday, 1 May 2024 for the following purposes:

1.	To consider and, if thought fit, pass the following as an ordinary resolution:

To elect the following as a Director:

Resolution 1(a) John Bryant

2.	To consider and, if thought fit, pass each of the following as separate ordinary resolutions:

To re-elect the following as Directors:

Resolution 2(a) Nancy Cruickshank

Resolution 2(b) Nancy Dubuc

Resolution 2(c) Paul Edgecliffe-Johnson

Resolution 2(d) Alfred F. Hurley, Jr.

Resolution 2(e) Peter Jackson

Resolution 2(f) Holly Keller Koeppel

Resolution 2(g) Carolan Lennon

Resolution 2(h) Atif Rafiq

3.	To consider and, if thought fit, pass the following as an ordinary resolution[1]:

To receive and consider the Annual Report on Remuneration for the year ended 31 December 2023 as set out in the Annual Report and Accounts 2023 on pages 95 to 98 and 103 to 116.

4.	To consider and, if thought fit, pass the following as an ordinary resolution:

To authorise the Directors to fix the remuneration of the Auditor for the year ending 31 December 2024.

5.	To consider and, if thought fit, pass the following as a special resolution:

“That, it is hereby resolved that the provision in Article 59(a) of the Articles of Association of the Company allowing for the convening of an extraordinary general meeting by at least 14 clear days’ notice (where such meetings are not convened for the passing of a special resolution) shall continue to be effective save that this Resolution 5 shall have no effect if Resolution 11 in this Notice of Meeting is approved by the requisite majority of shareholders.”

As special business:

6.	To consider and, if thought fit, pass the following as an ordinary resolution[2]:

“That the Directors of the Company are hereby unconditionally authorised to exercise all the powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014):

(i)

up to an aggregate nominal amount of €5,321,971.44 (59,133,016 shares), representing approximately 33.33% of the aggregate nominal value of the issued share capital of the Company (excluding treasury shares) as at 21 March 2024 (the “Latest Practicable Date”); and

(ii)

up to an aggregate nominal amount of €10,643,942.97 (118,266,033 shares) (such amount to be reduced by the aggregate nominal amount of relevant securities allotted under paragraph (i) of this Resolution 6), representing approximately 66.66% of the aggregate nominal value of the issued share capital of the Company (excluding treasury shares) as at the Latest Practicable Date, provided:

a.	they are equity securities (within the meaning of section 1023(1) of the Companies Act 2014); and

b.

they are offered by way of a rights issue or other pre-emptive issue to holders of ordinary shares on the register of members at such record dates as the Directors may determine where the equity securities respectively attributable to the interests of the ordinary shareholders are proportionate (as nearly as may be practicable) to the respective numbers of ordinary shares held by them on any such record dates, but subject to such exclusions or other arrangements as the Directors may deem necessary or expedient to deal with legal or practical problems in respect of overseas shareholders, fractional entitlements or otherwise.

The authority hereby conferred by this resolution will expire at the earlier of the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025, unless previously renewed, varied or revoked by the Company in a general meeting, save that the Company may before such expiry make an offer or agreement which would, or might, require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement as if the authority hereby conferred had not expired.”

7.	To consider and, if thought fit, pass each of the following as separate special resolutions[2]:

Resolution 7A

“That pursuant to Article 8(d) of the Articles of Association of the Company, the Directors of the Company be and are hereby empowered pursuant to the Companies Act 2014 to allot equity securities (as defined by section 1023 of the Companies Act 2014) for cash pursuant to the authority conferred on the Directors by Resolution 6 in the Notice of this meeting as if sub-section (1) of section 1022 of the Companies Act 2014 did not apply to any such allotment, provided that:

(i)	such authority is to be limited to allotments for rights issues, open offers and other pre-emptive issues pursuant to the terms of Article 8(d)(i) of the Articles of Association; and

(ii)

the nominal value of all equity securities allotted pursuant to this resolution (otherwise than under paragraph (i) above) together with the nominal value of any treasury shares (as defined in section 1078 of the Companies Act 2014), which may be re-issued pursuant to Resolution 9 during the period of this authority, may not exceed €798,295.68 (8,869,952 shares), which is equivalent to approximately 5% of the issued share capital of the Company (excluding treasury shares) as at the Latest Practicable Date.

The authority hereby conferred by this resolution will expire at the earlier of the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025, unless previously renewed, varied or revoked, provided that the Company may make an offer or agreement before the expiry of this authority, which would, or might, require any such securities to be allotted after this authority has expired, and in that case, the Directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

7	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

NOTICE OF ANNUAL GENERAL MEETING OF FLUTTER ENTERTAINMENT PLC CONTINUED

Resolution 7B

“That pursuant to Article 8(d) of the Articles of Association of the Company, the Directors of the Company be and are hereby empowered pursuant to the Companies Act 2014 in addition to any authority granted under Resolution 7A to allot equity securities (as defined by section 1023 of the Companies Act 2014) for cash pursuant to the authority conferred on the Directors by Resolution 6 in the Notice of this meeting as if sub-section (1) of section 1022 of the Companies Act 2014 did not apply to any such allotment, provided that:

(i)

the proceeds of any such allotment are to be used only for the purposes of financing (or re-financing, if the authority is to be used within six months after the original transaction) a transaction which the Directors determine to be an acquisition or other capital investment of a kind contemplated by the Statement of Principles on Disapplying Pre-Emption Rights most recently published by the Pre-Emption Group prior to the date of this Notice; and

(ii)

the nominal value of all equity securities allotted pursuant to this authority together with the nominal value of any treasury shares (as defined in section 1078 of the Companies Act 2014), which may be re-issued pursuant to Resolution 9 during the period of this authority, may not exceed €798,295.68 (8,869,952 shares), which is equivalent to approximately 5% of the issued share capital of the Company (excluding treasury shares) as at the Latest Practicable Date.

The authority hereby conferred by this resolution will expire at the earlier of the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025, unless previously renewed, varied or revoked, provided that the Company may make an offer or agreement before the expiry of this authority, which would, or might, require any such securities to be allotted after this authority has expired, and in that case, the Directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

8.	To consider and, if thought fit, pass the following as a special resolution:

“That the Company and/or any subsidiary (as defined by section 7 of the Companies Act 2014) be generally and unconditionally authorised to purchase ordinary shares of the Company on any securities market (within the meaning of section 1072 of the Companies Act 2014), on such terms and conditions and in such manner as the Directors may from time to time determine but subject to the following conditions:

(i)

the maximum number of ordinary shares authorised to be purchased is 17,739,905 (representing approximately 10% of the issued share capital of the Company (excluding treasury shares) on the Latest Practicable Date) or, if less, the number representing approximately 10% of the issued share capital of the Company (excluding treasury shares) on the date on which this resolution is passed;

(ii)	the minimum price (excluding expenses) which may be paid for any ordinary share shall be an amount equal to the nominal value thereof; and

(iii)	the maximum price (excluding expenses) which may be paid for any ordinary share shall be:
(a)

for any ordinary share purchased on the New York Stock Exchange, the higher of (A) an amount equal to 105% of the average closing prices of the Company’s ordinary shares on the New York Stock Exchange for the five trading days prior to the date of purchase; and (B) the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the trading venue where the purchase is carried out;

(b)

for any ordinary share purchased on the London Stock Exchange, the higher of (A) an amount equal to 105% of the average closing prices of the Company’s ordinary shares on the London Stock Exchange Daily Official List (determined on the basis of the information published by the relevant authority in relation to dealings on the London Stock Exchange or its equivalent) for the five trading days prior to the date of purchase; and (B) the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the trading venue where the purchase is carried out; and

(c)

for any ordinary share purchased on any trading venue other than the New York Stock Exchange or the London Stock Exchange, the higher of (A) an amount equal to 105% of the average closing prices of the Company’s ordinary shares on the trading venue on which the purchase occurs (determined on the basis of the information published by the relevant authority in relation to dealings on such trading venue or its equivalent) for the five trading days prior to the date of purchase; and (B) the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the trading venue where the purchase is carried out.

The authority hereby conferred by this resolution will expire at the earlier of the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025, unless previously renewed, varied or revoked, provided that the Company may make an offer or agreement to purchase shares under this authority before the expiry of this authority, and concluded in whole or in part after the expiry of this authority.”

9.	To consider and, if thought fit, pass the following as a special resolution3:

“That, for the purposes of section 1078 of the Companies Act 2014, the re-issue price range at which any treasury shares (as defined by the said section 1078) for the time being held by the Company may be re-issued off market shall be as follows:

(i)	the maximum price at which a treasury share may be re-issued off market shall be an amount equal to 120% of the “appropriate price”; and

(ii)

the minimum price at which a treasury share may be re-issued off market shall be the nominal value of the share where such share is required to satisfy an obligation under an employees’ share scheme (as defined in the Companies Act 2014) operated by the Company or any of its subsidiaries (as defined by section 7 of the Companies Act 2014) or, in all other cases, an amount equal to 95% of the appropriate price.

8	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

For the purposes of this resolution, the expression “appropriate price” shall mean, in the case of (i) above, the higher of the average price determined by (A) and (B) below, and in the case of (ii) above, the lower of the average share price determined by (A) and (B) below:

(A)	the average closing prices per ordinary share of the Company on the New York Stock Exchange for the five trading days prior to the date of reissue; and

(B)

the average closing prices per ordinary share of the Company on the London Stock Exchange Daily Official List (determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the London Stock Exchange or its equivalent) for the five trading days prior to the date of re-issue.

The authority hereby conferred by this resolution will expire at the earlier of the close of the AGM of the Company held in 2025 or the close of business on 1 August 2025, unless previously renewed or varied, in accordance with the provisions of section 109 and 1078 of the Companies Act 2014.”

10.	To consider and, if thought fit, pass the following as a special resolution:

“That the proposed transfer of the Company’s category of equity share listing on the Official List of the UK Financial Conduct Authority and on the Main Market of the London Stock Exchange plc from a Premium Listing to a Standard Listing (“Proposed Transfer”) be and is hereby approved and the Directors of the Company be and are hereby authorised to (i) cause such Proposed Transfer to be effected; and (ii) do and/or procure to be done all such acts or things as they may consider necessary or desirable in connection therewith.”

11.	To consider and, if thought fit, pass the following as a special resolution:

“That the Articles of Association produced to the meeting (and for the purpose of identification signed by the Chair of the meeting) be adopted as the Articles of Association of the Company in substitution for and to the exclusion of the existing Articles of Association of the Company with effect from the effective date of the Proposed Transfer.”

In addition to the above resolutions, the business of the Annual General Meeting shall include, prior to the proposal of the above resolutions, the consideration of the Company’s statutory financial statements and the report of the Directors and of the statutory auditors and a review by the shareholders of the Company’s affairs.

For the Board

Edward Traynor

Company Secretary

Flutter Entertainment plc

2 April 2024

Belfield Office Park, Beech Hill Road,

Clonskeagh, Dublin 4, Ireland

Company number: 16956

9	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

NOTES TO THE NOTICE OF ANNUAL GENERAL MEETING OF FLUTTER ENTERTAINMENT PLC

1.	Resolution 3 is an advisory resolution and is not binding on the Company as there is no requirement for it to be binding under Irish law.

2.	Resolutions 6, 7A and 7B reflect the principles and are within the parameters of the Pre-Emption Group’s Statement of Principles and related templates.

3.

Treasury shares are shares in the Company which are owned by the Company or any subsidiary of the Company. The Company, following a purchase of its own shares, is able to hold such shares in treasury instead of cancelling them. Such shares may subsequently be re-issued for cash, transferred to an employees’ share scheme or cancelled. As at the Latest Practicable Date, the Company’s issued share capital consisted of 177,399,050 ordinary shares, carrying one vote each and being eligible for dividends. The Company and its subsidiaries did not hold any treasury shares as at the Latest Practicable Date.

4.

In accordance with the Articles of Association of the Company, notice is hereby given that all resolutions at the AGM are to be decided by way of poll. On a poll vote, every member present in person or by proxy has one vote for every ordinary share of which he/ she is the holder. Pursuant to section 190(b) of the Companies Act 2014, where a poll is taken at the AGM, a member, present in person or by proxy, holding more than one share need not cast all of his/her votes in the same way.

5.

The Record Date for the AGM is Thursday, 28 March 2024. A Registered Holder, Beneficial Holder or DI Holder must hold their interest in Flutter Entertainment plc ordinary shares by such Record Date in order to exercise their right to participate and vote at the AGM, and any change after the Record Date shall be disregarded in determining the right of that person to attend and vote at the meeting. The Record Date is earlier than the date of the AGM. Accordingly, if a shareholder acquires ordinary shares after the Record Date, they may vote those shares only if they are appointed as a proxy to do so from the person who held the shares on the Record Date. If the AGM is adjourned, any change to the Record Date (and/ or the voting deadlines) will be communicated to shareholders by the Company.

6.

Holders of ordinary shares are entitled to attend and vote at general meetings of the Company (including this AGM). Shareholder participation and engagement remain important to us and, therefore, shareholders will be provided with a facility to listen to the AGM remotely by using the Computershare webcast platform. Shareholders wishing to vote at the AGM will still need to submit proxy voting instructions by the relevant deadlines before the AGM, as it will not be possible to vote at the AGM using the Computershare webcast platform. Further information on accessing the Computershare webcast platform for Registered Holders, Beneficial Holders and DI Holders is set out below:

(i)

Registered Holders: As a Registered Holder, you will be able to attend the AGM online by visiting https://meetnow.global/MUUYZY2 and following the instructions on this Notice of AGM, your Form of Proxy or on the instructions that accompanied your proxy materials.

(ii)	Beneficial Holders: As a Beneficial Holder, you have two options for attending the AGM online:

(a)

Registration in Advance of the AGM: In order to register to attend the AGM online in advance, please submit proof of your proxy power (“Legal Proxy”) from your broker or bank reflecting your Flutter Entertainment plc holdings along with your name and email address to the Company’s Registrar. Requests for registration must be labelled as “Legal Proxy” and be received no later than 12.00 am (Irish time) on 26 April 2024 / 7.00 pm (Eastern time) on 25 April 2024. You will receive a confirmation of your registration together with instructions on how to access the AGM by email after the Company’s Registrar receives your registration materials. Requests for registration should be directed to the Computershare Trust Company, N.A. (the “Company Registrar”) as follows:

a.	By email: Forward the email from your broker granting you a Legal Proxy or attach an image of your Legal Proxy to legalproxy@computershare.com; or

b.	By mail: Forward your request in writing, as outlined above, by mail to Computershare Trust Company, N.A., Flutter Entertainment plc Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

(b)	Registration Online at the AGM:

Beneficial Holders may also register to attend the AGM online by visiting https://meetnow.global/MUUYZY2 and inserting the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to Beneficial Holders only, and there is no guarantee this option will be available for every type of Beneficial Holder’s voting control number and it is therefore strongly recommended that Beneficial Holder’s register to attend the AGM in advance in accordance with the instructions set out at the “Registration in Advance of the AGM” option set out at 6(ii)(a) above. The inability to provide this option to any or all Beneficial Holders shall in no way impact the validity of the AGM.

(iii)

DI Holders: DI Holders may attend the AGM online by registering in advance. In order to register to attend the AGM, DI Holders will need to obtain a Letter of Representation from their broker or nominee and then provide this letter by email to Computershare Investor Services plc (“Computershare U.K.”) at !ukallditeam2@computershare.co.uk by 11.00 am (Irish Time) / 6.00 am (Eastern time) on 24 April 2024. Computershare U.K., on behalf of the Company’s Registrar, will then provide such DI Holder with a separate Letter of Representation which will contain a control number that can be entered to access the AGM at https://meetnow.global/MUUYZY2.

7.

Any member entitled to attend, speak, ask questions and vote at this meeting is entitled to appoint any person (who need not be a member of the Company) as a proxy to attend, speak, ask questions and vote in his/her place. Appointment of a proxy will not affect the

10	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

right of a member to attend, speak and vote at the AGM in person. A member may appoint more than one proxy to attend and vote at the AGM, provided each proxy is appointed to exercise rights attached to different shares held by that member. A shareholder acting as an intermediary on behalf of one or more clients may grant a proxy to each of its clients or their nominees provided each proxy is appointed to exercise rights attached to different shares held by that shareholder. If you wish to appoint more than one proxy, please contact the Company’s Registrars. To be valid, a proxy must be received by no later than 11.00 am (Irish) on 29 April 2024 (or in the case of an adjournment or postponement thereof, such later time as may be announced by the Company not being greater than 48 hours before the adjourned or postponed meeting). The process and timelines for appointing a proxy and/ or voting at the meeting will depend on the manner in which you hold your ordinary shares, as described in Notes 9 to 11 below.

8.

If you wish to appoint a proxy other than the Chair of the meeting or any other person appointed by the Board, please insert his/her name in the space provided on your Form of Proxy and delete “the Chair of the Board of Directors of the Company (the “Board”) or any other person appointed by the Board” on your Form of Proxy and initial the changes to your Form of Proxy. Please indicate how you wish your proxy to vote by placing an “X” in the relevant boxes on the Form of Proxy.

9.	Registered Holder: Registered Holders may vote by proxy before the AGM by using any one of the following three methods or may attend the AGM in person to vote by ballot:

(i)	by telephone at 1-800-652-VOTE (8683) within the US, US territories and Canada or 1-781-575-2300 if outside these territories;

(ii)	online by visiting www.investorvote.com/FLUT or scanning the QR code and following the instructions on your Form of Proxy; or

(iii)

by mail if you received printed proxy materials by following the instructions on your Form of Proxy and returning your completed Form of Proxy in the postage-paid envelope accompanying your proxy materials. A registered shareholder may also appoint a proxy by delivering the Form of Proxy (or a proxy in the form set out in section 184 of the Companies Act 2014) to The Company Secretary, Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin D04 V972, Ireland.

10.

Beneficial Holder: If you are a Beneficial Holder, this document is being made available or forwarded to you by or on behalf of your broker, bank or other nominee. Only those Beneficial Holders holding shares as of the Record Date or, if the AGM is adjourned, on such other date as is communicated to Beneficial Holders are entitled to vote on the resolutions in respect of such shares. Beneficial Holders may direct their broker, bank or other nominee on how to vote their shares by following the instructions for voting on the voting instruction form provided by your broker, bank or other nominee. If you do not direct your broker, bank or other nominee on how to vote your shares by following the instructions on your voting instruction form, your shares will not be voted at the AGM for any matter that is considered to be “non-routine” under the rules of the NYSE. Under the rules of the NYSE, the only matters which we believe will be considered “routine” and on which your broker can vote your shares without receiving instructions from you are Resolutions 4, 6, 7, 8 and 9. Your broker does not have discretionary authority to vote your shares on any other matters. We encourage Beneficial Holders to communicate your voting decisions to your broker, bank or other nominee by the time prescribed by your broker, bank or other nominee and well in advance of the voting deadline for Beneficial Holders of 4.59 am (Irish time) on 29 April 2024 / 11.59 pm (Eastern time) on 28 April 2024 to ensure that your vote will be counted. If you wish to vote in person by ballot at the AGM, you must obtain a Legal Proxy from your broker, bank or other nominee by 12.00 am (Irish time) on 26 April 2024 / 7.00 pm (Eastern time) on 25 April 2024 and present it, along with photographic identification, to the Company’s Secretary or other Company representative, at the AGM.

11.	DI Holders:

(i)

DI Holders entered in the register of DI Holders of the Company as of the Record Date (or, if the AGM is adjourned, on such other date as is communicated to UK DI Holders) are entitled to provide voting instructions to Computershare U.K. in respect of the number of DIs registered in their name(s) at that time.

(ii)

As a DI Holder, or a representative of a DI Holder, if you wish to attend or vote at the AGM, please obtain a Letter of Representation from your broker or nominee and then provide this letter by email to Computershare U.K. at !ukallditeam2@computershare.co.uk by 11.00 am (Irish Time) / 6.00 am (Eastern time) on 24 April 2024. Computershare U.K., on behalf of Computershare Trust Company N.A., will then provide you with a separate Letter of Representation which will confirm the amount of ordinary shares you will represent, allowing you to attend, speak and vote at the AGM. To attend, speak or vote at the AGM, you must bring this Letter of Representation and present it, along with photographic identification, to the Company Secretary or other Company representative at the AGM. Any DI Holders that do not follow the above process will be unable to represent their position in person at the AGM.

11	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

NOTES TO THE NOTICE OF ANNUAL GENERAL MEETING OF FLUTTER ENTERTAINMENT PLC CONTINUED

(iii)	DI Holders may direct Computershare U.K. to vote the shares represented by their DIs in two ways:

A.

By Internet—CREST. Issue an instruction through the CREST electronic voting appointment service using the procedures described in the CREST manual (available from euroclear.com). CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting services provider, who will be able to take the appropriate action on their behalf. For instructions made using the CREST service to be valid, the appropriate CREST message (a CREST Voting Instruction) must be properly authenticated in accordance with the specifications of Euroclear U.K. & International Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it relates to the voting instruction or to an amendment to the instruction given to Computershare U.K., must be transmitted so as to be received by the Company’s agent (ID 3RA50) by no later than 11.00 am (Irish Time) / 6.00 am (Eastern time) on 26 April 2024. The time of receipt will be taken to be the time (as determined by the timestamp applied to the CREST Voting Instruction by the CREST applications host) from which the Company’s agent is able to retrieve the CREST Voting Instruction by enquiry to CREST in the manner prescribed by CREST. EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations apply to the transmission of a CREST Voting Instruction. It is the responsibility of the CREST member to take (or to procure that the CREST sponsor or voting service provider takes) such action necessary to ensure that a CREST Voting Instruction is transmitted by any particular time. CREST members and, where applicable, their CREST sponsors or voting service providers, are referred to those sections of the CREST manual concerning practical limitations of the CREST system and timings. The Company may treat as invalid a CREST Voting Instruction in the circumstances set out in Regulation 35(5)(a) of the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996.

B.

By Mail. Complete and return a Form of Instruction to Computershare U.K. using the reply-paid envelope that accompanied the Form of Instruction or by posting it to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom. To be effective, all Forms of Instruction must be received by Computershare U.K. by 11.00 am (Irish Time) / 6.00 am (Eastern time) on 26 April 2024. Computershare U.K., as the depositary, will then make arrangements to vote your underlying shares according to your instructions.

12.

Any corporate or institutional shareholder of record may, by resolution of its articles or other governing body, authorise another person to act as its representative at the AGM, and such authorised person will (on production of a certified copy of such resolution at the AGM) be entitled to exercise the same powers on behalf of such shareholder as such shareholder could exercise if it was an individual shareholder of the Company.

13.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other registered holder(s) and, for this purpose, seniority will be determined by the order in which the names stand on the register of members in respect of the joint holding.

14.

Information regarding the AGM, including a copy of this Notice of AGM, along with our Annual Report and Accounts 2023, the Irish Statutory Accounts and copies of any other documentation relating to the AGM, including the Form of Proxy, are available on the Company’s website at www.flutter.com. Irish law also requires us to lay the Irish Statutory Accounts before the AGM. To access these documents, select “Shareholder Information” in the Investors section of the website, then “AGM” in the drop-down menu.

15.

If you are a registered holder and have not received a Form of Proxy, or should you wish to be sent copies of the documents relating to the AGM, you may request this by telephoning the Company’s Registrar on +1- 866-641-4276 for US, US territories and Canada or 781-575-2377 if outside these territories or by emailing cosec@flutter.com or by writing to the Company Secretary at the Company’s registered office.

16.

Certain items will not be permitted in the AGM. These include cameras, recording equipment, items of any nature with the potential to cause disorder and such other items as the Chair of the AGM may specify. The Company reserves the right to confiscate these items for the duration of the AGM if they are used to record or otherwise disrupt the AGM.

17.

The date of publication of the Notice of the AGM, and all Notices thereafter, on the Flutter website, www.flutter.com, will be deemed to be the publication date for the purposes of the 2018 UK Corporate Governance Code.

18.	The ISIN for Flutter’s ordinary shares is IE00BWT6H894.

12	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

APPENDIX I

Proposed Transfer of Flutter’s Listing Category on the Official List from Premium to Standard to Relocate Flutter’s Primary Listing to the US

Expected timetable of principal events

Event	Expected time/date(1)
AGM	11.00 am (Irish time) / 6.00 am (Eastern time) on Wednesday, 1 May 2024
The following date is indicative only and is subject to change
Expected date upon which the Proposed Transfer becomes effective and trading of Flutter shares commences as a Standard Listing	8.00 am (Irish time) / 3.00 am (Eastern time) on Friday, 31 May 2024

Notes:

(1)

All dates and times are based on Flutter’s current expectations and are subject to change. If any of the dates and/or times change, Flutter will give notice of the change by issuing an announcement through a Regulatory Information Service. All references in this table to times are to times in Dublin, Ireland.

Important notices

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to immediately seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent professional financial adviser.

If you have sold or otherwise transferred all of your registered holding of Flutter Entertainment plc shares, please forward this document and the accompanying Form of Proxy to the purchaser or transferee, or to the stockbroker, bank or other agent through or by whom the sale or transfer was effected, for delivery to the purchaser or transferee. If you sell, or have sold, or otherwise transferred, only part of your holding of Flutter Entertainment plc shares, you should retain these documents and consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

Forward-looking statements

This Appendix (including information which may be incorporated by reference in this Appendix), contains (or may contain) statements which are, or may be deemed to be, “forward-looking statements”, including within the meaning of the Private Securities Litigation Reform Act 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which reflects our current views with respect to, among other things, the potential relocation of our primary listing to the US as well as certain statements regarding the Company’s future financial condition and performance. Forward-looking statements are prospective in nature and are not based on historical facts but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. The forward-looking statements contained in this document include statements relating to the financial condition, results of operations, business, viability and future performance of Flutter and certain of the plans and objectives of Flutter and other statements other than historical facts. Often, but not always, forwardlooking statements can be identified by the use of forward-looking words such as “plans”, “expects” or “does not expect”, “is expected”, “is subject to”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved.

Although Flutter believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include factors such as economic and financial conditions generally in various countries and regions where we operate, currency fluctuations, the behaviour of other market participants, the actions of regulators, changes in the political, social and regulatory framework in which Flutter will operate or in economic or technological trends or conditions, failure to complete or successfully integrate acquisitions and the specific factors identified in the discussions accompanying such forward-looking statements. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forwardlooking statements. Such forwardlooking statements should therefore be construed in light of such factors. None of Flutter or any of its associates or Directors, officers or advisers provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this document will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. To the extent required by applicable law or regulation, including pursuant to the Listing Rules, the DTRs and the UK Market Abuse Regulation, Flutter will update or revise the information in this Appendix, as appropriate. Otherwise, Flutter is under no obligation, and Flutter expressly disclaims any intention or obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Defined terms

Certain terms used in this Appendix I, including capitalised terms and certain technical and other items, are defined in Part III of this Appendix I (Definitions).

13	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

APPENDIX I CONTINUED

PART I: Supplementary Letter from the Chair of Flutter Entertainment plc in connection with the proposed transfer

2 April 2024

Dear Shareholder,

Proposed transfer of Flutter’s listing category on the Official List from a Premium Listing to a Standard Listing to relocate Flutter’s primary listing to the US

1.	Introduction and background

Following consultation with shareholders representing a significant majority of Flutter’s issued share capital, on 24 March 2023 the Board announced its intention to seek the approval of Flutter Shareholders for the additional listing of Flutter Shares on a US stock exchange (the “Additional US Listing”). At the same time, the Board announced that the Additional US Listing would create the optionality to pursue, as a second step, a primary US listing of Flutter Shares. The Additional US Listing was approved by Flutter Shareholders on 27 April 2023 (with 99.99% of the votes cast in respect of the relevant shareholder resolution being cast in favour). On 9 November 2023, the Company announced that it had chosen the New York Stock Exchange as the listing venue for the Additional US Listing. The Additional US Listing became effective on 29 January 2024. At the same time, the Board also announced its intention to put forward a further shareholder resolution at the AGM to be held on 1 May 2024 to relocate Flutter’s primary listing to the US by transferring the listing category of Flutter Shares on the Official List from a Premium Listing to a Standard Listing.

2.	Reasons for US primary listing

The Board believes that the Proposed Transfer will further unlock long-term strategic and capital market benefits, that the Board believes are already being realised through the Additional US Listing:

•	further enhancing the Group’s profile in the US;

•	continuing to give greater access to much deeper capital markets and new US domestic investors, including by satisfying certain criteria for eligibility for important US indices; and

•	further providing greater overall liquidity in Flutter Shares.

Since February 2023, management has engaged widely with US investors, existing and potential, along with existing shareholders globally. The feedback received has been very supportive of moving Flutter’s primary listing to the US. As a result, the Board believes that the New York Stock Exchange is now the optimal location for Flutter’s primary listing of its shares, and that the transition should be made as soon as practicable.

Flutter has already taken a number of actions aimed at facilitating increased ownership by domestic US funds and greater comparability to its US peers. For example, notwithstanding that it is a foreign private issuer for US securities laws purposes, Flutter has voluntarily adopted US GAAP and reported on a form 10-K in respect of its fiscal year ending 31 December 2023. Following the Proposed Transfer, Flutter intends to continue to report as a US domestic issuer for its annual report, quarterly reports and current reports. Reporting on US domestic forms and maintaining a primary US listing are both eligibility requirements for inclusion in important US stock indices, which is a major driver of domestic US fund ownership. The orderly transition to indexation on US indices is a key objective of the Company.

Consistent with the potential two-step approach first announced on 24 March 2023, the Board is now seeking authority from Flutter Shareholders to relocate Flutter’s primary listing to the US, which will be achieved, in part, by the transfer of Flutter’s listing category on the Official List from a Premium Listing to a Standard Listing.

Following implementation of the Proposed Transfer, Flutter will remain: (i) an Irish incorporated and headquartered public limited company; (ii) resident in Ireland for tax purposes; and (iii) a listed company on both the New York Stock Exchange and the Main Market of the London Stock Exchange. The Proposed Transfer is expected to result in Flutter ceasing to be eligible for inclusion in UK stock indices, including the FTSE 100. Over time, as share trading turnover transitions to US markets, Flutter would expect to become eligible for consideration for inclusion in US stock indices.

The Board considers the Proposed Transfer to be in the best interests of Flutter and Flutter Shareholders as a whole. In reaching this conclusion, the Board has taken account of the anticipated loss of eligibility for inclusion in certain UK stock indices, including the FTSE 100, that will arise upon implementation of the Proposed Transfer. The Board believes that the retention of a Standard Listing will ensure the greatest number of investors will be able to continue to hold Flutter shares and benefit from future value creation.

Furthermore, while Flutter expects to become eligible for inclusion in US stock indices in due course following the Proposed Transfer, it is acknowledged that inclusion in these important indices is unlikely to be achieved in the very near term as it may take some time to demonstrate that the Company has met all the relevant eligibility criteria (including the speed at which the overall balance of trading volume and liquidity migrates to the New York Stock Exchange). It is also the case that the providers of certain US indices retain a higher level of discretion around the applicability of eligibility criteria and the time at which companies may be admitted to the relevant index. The Board nonetheless believes that the overall strategic and capital markets advantages of a primary US listing outweigh these short-term considerations.

3.	Transfer to a Standard Listing

Flutter Shareholders will be asked to vote on Resolution 10 relating to the Proposed Transfer at the AGM. Under the Listing Rules, the Proposed Transfer requires Flutter to obtain the prior approval of Flutter Shareholders. The approval by special resolution of not less than 75% of the votes attaching to the Flutter Shares voted on the resolution (whether in person or by proxy) will be required.

If the Proposed Transfer does not occur because Flutter Shareholders do not vote in favour of Resolution 10, then Flutter’s Premium Listing will continue and its primary listing location will remain in the UK.

Pursuant to the Listing Rules, the date of the Proposed Transfer must not be less than 20 Business Days after the passing of Resolution 10. Subject to the passing of Resolution 10, the Proposed Transfer is currently anticipated to occur on 31 May 2024. Flutter Shares will, on completion of the Proposed Transfer, continue to be traded on the Main Market, but under the designation “Listed: Standard”.

14	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

As a company with a Standard Listing, Flutter will remain subject to the Listing Rules (as applicable to a company whose equity shares have a Standard Listing), the Prospectus Rules, UK MAR and the DTRs, however it will not be required to comply with super-equivalent provisions of the Listing Rules which apply to companies with a Premium Listing (including provisions which provide shareholders of companies with a Premium Listing with rights to vote on significant and related party transactions). Following the Proposed Transfer, the Board intends to maintain the Standard Listing for as long as it is considered to be in the best interests of Flutter and Flutter Shareholders as a whole. If the proposed reforms to the Listing Rules contained in the FCA consultation paper CP23/31 released in December 2023 are implemented as currently proposed, as a non-UK incorporated company with a primary listing on a non-UK market, it is expected that Flutter will enter the new “Secondary Listings” category. It is currently expected that the overall burden of compliance for a company in the “Secondary Listings” category will be substantially equivalent to the current Standard Listing category.

The Board has not made, and does not anticipate or intend to make, any changes to Flutter’s business in connection with the Proposed Transfer nor does it anticipate the Proposed Transfer having any material impact on the financial condition of the Flutter Group. As for a company with a Premium Listing, a company with a Standard Listing is still required to have a minimum of 10% of its shares held in public hands and will continue to be obliged to publish a prospectus when issuing new shares to the public unless such an issue falls within one of the permitted exemptions. Companies with a Standard Listing are also still required to disclose inside information to the market in accordance with the provisions of UK MAR and to comply with the provisions of the DTRs including to comply with financial reporting requirements and to make notifications of certain dealings in shares.

A more detailed summary of the differences between the regulatory requirements of companies with a Standard Listing and those with a Premium Listing is contained at Part II of this Appendix. You are advised to read the whole of this Appendix and not just rely on the summary information presented above.

4.	Corporate governance following the Proposed Transfer

As a company with a Standard Listing, Flutter will no longer be required to comply (or explain non-compliance) with the UK Corporate Governance Code, although it will still be required to make a corporate governance statement pursuant to paragraph 7.2 of the DTRs and will be subject to those requirements of the FCA which are applicable to a company with a Standard Listing. Against this background, Flutter expects to adjust its corporate governance arrangements over time so as to align with those typically adopted by US domestic issuers of a similar size and nature. This will include a transition from compliance with the UK Corporate Governance Code to the corporate governance rules applicable to US domestic issuers, including rules relating to director independence, standards for board audit, nomination and remuneration committees, board approval of related party transactions and shareholder approval of certain share issuances. However, Flutter expects that for a period following implementation of the Proposed Transfer, it will continue to rely on certain exemptions available to foreign private issuers under US securities laws.

5.	Resolutions to be proposed at the AGM in connection with the Proposed Transfer

Flutter Shareholders should read the Notice of AGM accompanying this Appendix I for the full text of the Resolutions to be proposed at the AGM and for further details about the AGM.

As outlined above, the Proposed Transfer is conditional on the approval of Flutter Shareholders. Resolution 10 seeks approval from Flutter Shareholders to implement the Proposed Transfer. The Proposed Transfer cannot proceed unless Resolution 10 is approved by not less than 75% of the votes attaching to the Flutter Shares voted on the resolution (whether in person or by proxy) at the AGM.

In addition, Resolution 11 seeks approval from shareholders to adopt the New Articles with effect from the date of implementation of the Proposed Transfer. This is because, following the Proposed Transfer, the Company’s listing on the New York Stock Exchange will become its primary listing and the Company is therefore seeking to amend its Articles of Association to reflect corporate governance market practices for US listed companies and to remove provisions relevant only to companies with a Premium Listing on the Official List and/or a listing on Euronext Dublin (which Flutter Shares were delisted from with effect from 29 January 2024), as well as to reflect other market developments and clarifying changes.

A summary of the amendments to the Articles of Association proposed in Resolution 11 and their effect is set out in Appendix II of the Notice of AGM. A copy of the New Articles marked up to show the proposed changes is available for inspection at www.flutter.com/investors/shareholder-information/agm/ and at Flutter’s registered office, from the date of the Notice of AGM until and including the date of the AGM and will also be available at the AGM for at least one hour before, and for the duration of, the AGM.

Resolutions 10 and 11 will be decided on a poll at the AGM.

6.	Action to be taken

Flutter Shareholders who wish to vote at the AGM should follow the process set out in the Notice of AGM.

7.	Recommendation

The Board considers the Proposed Transfer to be in the best interests of Flutter and Flutter Shareholders as a whole. Flutter will be unable to implement the Proposed Transfer unless Resolution 10 is approved by the requisite majority of Flutter Shareholders. In addition, approval is being sought to amend Flutter’s Articles of Association to facilitate the transition to corporate governance standards applicable to US issuers, as proposed in Resolution 11. Accordingly, the Board unanimously recommends that Flutter Shareholders vote in favour of Resolutions 10 and 11 at the AGM, as the directors each intend to do in respect of their own beneficial holdings of Flutter Shares.

Yours faithfully,

John A. Bryant

Chair

Flutter Entertainment plc

15	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

APPENDIX I CONTINUED

PART II: A summary of the differences between standard and premium categories of listing.

The following paragraphs set out the key differences between a Standard Listing and a Premium Listing.

1.

Companies with a Standard Listing are not eligible for inclusion in the UK series of FTSE indices. As a result, if the Proposed Transfer becomes effective, Flutter will cease to be a constituent of the FTSE 100 and other FTSE indices. Following the Proposed Transfer, however, Flutter expects to become eligible for consideration for inclusion in US stock indices, subject to meeting all applicable eligibility requirements and the discretion of the providers of such indices.

2.	Companies with a Standard Listing are not required to retain a sponsor for certain transactions.

3.	Companies with a Standard Listing are not required to comply with the additional six Premium Listing Principles contained in LR 7.2.1A, which only apply to companies with a Premium Listing.

4.	Companies with a Standard Listing are not required to carry on an independent business as their main activity.

5.

A Standard Listing does not require a company to offer pre-emption rights on the allotment of shares for cash (i.e. the right of existing shareholders to first be offered such shares) pursuant to the Listing Rules. However, Flutter Shareholders will continue to benefit from pre-emption rights following the Proposed Transfer as a result of the continued application of Irish company law, which requires shareholder approval for the dis-application of pre-emption rights. Flutter expects that it will seek general shareholder authority for the disapplication of pre-emption rights at its future annual general meetings in a manner consistent with market practice for Irish companies with domestic issuer status in the US.

6.

A Standard Listing does not require a company to comply with the provisions of Listing Rule 10 which sets out requirements for shareholders to: (i) be notified of proposed transactions exceeding 5% under the class tests (i.e. Class 2 transactions) with specified disclosures requirements; and (ii) approve proposed significant transactions which exceed 25% under the class tests (i.e. Class 1 transactions) with a circular to be provided to shareholders.

7.

A Standard Listing does not require a company to comply with Listing Rule 11 which contains rules intended to prevent a related party from taking advantage of its position in respect of transactions with the listed company, including a requirement that larger transactions with related parties exceeding 5% under at least one of the class tests be approved by an ordinary resolution of shareholders and for smaller related party transactions to comply with certain public disclosure requirements. The restrictions applicable to certain related party transactions under Irish company law, including restrictions on non-cash transactions and credit transactions with directors and their connected persons, will continue to apply.

8.

Companies with a Standard Listing are not required to comply with Listing Rule 12 which sets out the parameters within which companies can deal in their own securities; however, any acquisition of Flutter shares will continue to be subject to other general restrictions including those included in UK MAR, Irish company law and Flutter’s Articles of Association, which require shareholder approval for any purchase of its own shares. In addition, in line with market practice for Irish issuers with listings in the US, Resolution 11 being proposed at the AGM, if approved, will allow market repurchases of shares to be effected by way of redemption under the New Articles without the requirement for separate shareholder approval.

9.

The UK Corporate Governance Code does not apply directly to companies with a Standard Listing. As a result, if the Proposed Transfer becomes effective, Flutter will no longer be required to “comply or explain” with the recommendations set out in the UK Corporate Governance Code. However, pursuant to paragraph 7.2 of the DTRs, companies with a Standard Listing are still required to make a statement in the directors’ report covering the governance code to which the company is subject, its financial reporting process and certain details of its share capital. The directors of companies with a Standard Listing are also required to include a description in the directors’ report of their internal control and risk management systems and the composition of committees.

10.

The disclosure obligations under the Listing Rules which apply to companies with a Premium Listing (for example Listing Rule 9.8.6R, which requires disclosures on compliance with the UK Corporate Governance Code and Listing Rule 9.8.8, which requires disclosures on directors’ service contracts), will no longer apply to Flutter. However, the Listing Rules governing: (i) climate related financial disclosures consistent with the Task Force on Climate related Financial Disclosures Recommendations and Disclosures; and (ii) specified board diversity targets, will continue to apply under Listing Rule 14.

11.

A company with a Standard Listing is not required to comply with the more extensive requirements relating to the content of circulars issued to shareholders of companies with a Premium Listing as detailed in Chapter 13 of the Listing Rules.

12.	A company with a Standard Listing is not required to comply with a number of miscellaneous continuing obligations imposed by Chapter 9 of the Listing Rules for companies with a Premium Listing.

13.

Shareholder approval by a special resolution is required for the cancellation of a Premium Listing. Companies with a Standard Listing are not required to obtain the approval of shareholders for the cancellation of the Standard Listing.

14.

As an Irish-incorporated company with a Premium Listing on the London Stock Exchange, Flutter is exempt from the requirements to: (a) prepare an annual remuneration report and submit that report to shareholders for approval on an advisory basis under section 439 of the UK Companies Act 2006; (b) prepare a directors’ remuneration policy and submit that policy to shareholders for approval on an advisory basis at least once every three years under section 439A of the UK Companies Act 2006; and (c) submit certain employee share schemes and long-term incentive plans for shareholder approval under Listing Rule 9.4. In line with market practice for Irish-incorporated companies with a Premium Listing on the London Stock Exchange, Flutter has historically voluntarily complied with these requirements as though it was a UK-incorporated company. Once the Proposed Transfer becomes effective, Flutter intends to cease voluntarily complying with these requirements. Instead, once Flutter qualifies as a US domestic issuer, Flutter will become subject to a number of broadly equivalent requirements under US securities laws, including obligations to: (i) include detailed executive compensation disclosures in Flutter’s Annual Report on Form 10-K (which may be forward-incorporated by reference to Flutter’s proxy statement); (ii) hold advisory votes on executive compensation at least every three years; and (iii) submit certain employee share schemes and long-term incentive plans for shareholder approval.

16	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

PART III: Definitions

The definitions set out below apply throughout this Appendix unless the context requires otherwise.

“Additional US Listing”	has the meaning given in paragraph 1 of Part I (Supplementary Letter from the Chair of Flutter Entertainment plc) of this Appendix;

“AGM”	the annual general meeting of Flutter to be held at 11.00 am (Irish time) / 6.00 am (Eastern time) on 1 May 2024 pursuant to the Notice of AGM accompanying this Appendix and any adjourned meeting thereof;

“Board”	the board of directors of Flutter at the time of this Appendix;

“Business Days”	shall have the meaning given to such term in the Listing Rules;

“Companies Act 2014”	the Companies Act 2014 of Ireland, and every statutory modification and re-enactment of such legislation for the time being in force;

“DTRs”	the Disclosure Guidance and Transparency Rules of the FCA;

“Euronext Dublin”	the Irish Stock Exchange plc, trading as Euronext Dublin;

“Exchange Act”	the Securities Exchange Act of 1934, as amended;

“FCA”	the UK Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of the FSMA;

“Flutter” or “Company”	Flutter Entertainment plc;

“Flutter Group”	Flutter and its subsidiaries and subsidiary undertakings;

“Flutter Shareholder”	any registered holder of Flutter Shares;

“Flutter Shares”	the fully paid ordinary shares of €0.09 each in the capital of Flutter from time to time;

“FSMA”	the Financial Services and Markets Act 2000 of the United Kingdom, as amended;

“Ireland”	the island of Ireland, excluding Northern Ireland;

“Listing Rules”	the listing rules made under Part VI of FSMA (as set out in the FCA Handbook), as amended;

“London Stock Exchange”	the London Stock Exchange Group plc or the market conducted by it, as the context requires;

“Main Market”	the Main Market operated by the London Stock Exchange;

“New Articles”	the new articles of association of Flutter proposed by Resolution 11 for approval by Flutter Shareholders at the AGM;

“New York Stock Exchange”	the New York Stock Exchange equities market;

“Notice of AGM”	the notice convening the AGM accompanying this Appendix;

“Official List”	the Official List of the FCA;

“Pre-Emption Group”	the Pre-Emption Group of the Financial Reporting Council;

“Premium Listing”	the “Premium Listing (commercial company)” segment of the Official List of the FCA;

“Proposed Transfer”	the proposed transfer of Flutter Shares out of the category of a “Premium Listing (commercial company)” on the Official List and into the category of a “Standard Listing (shares)” on the Official List;

“Prospectus Rules”	the rules made by the FCA pursuant to Part VI of FSMA (as amended from time to time);

“Regulatory Information Service”	has the meaning given to it in the Listing Rules;

“Resolution 10”	Resolution 10 to be proposed at the AGM to seek approval from Flutter Shareholders to implement the Proposed Transfer, as set out in the Notice of AGM;

“Resolution 11”	Resolution 11 to be proposed at the AGM to seek approval from Flutter Shareholders to adopt the New Articles, as set out in the Notice of AGM;

“Standard Listing”	the “Standard Listing (shares)” segment of the Official List;

“subsidiary undertaking”	a subsidiary undertaking as that term is defined in section 275(1) of the Companies Act 2014;

“UK Corporate Governance Code”	the 2018 UK Corporate Governance code published by the Financial Reporting Council;

“UK MAR”	assimilated Regulation EU No 596/2014, as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia and all other areas subject to its jurisdiction; and

“US GAAP”	US generally accepted accounting principles.

17	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

APPENDIX II

Amendment to the Existing Articles in Connection with the Proposed Transfer

The table below contains a summary of the specific amendments to the Existing Articles which are proposed at Resolution 11 in connection with the Proposed Transfer. A copy of the proposed New Articles and the Existing Articles, marked up to show the proposed changes, are available for inspection at www.flutter.com and at Flutter’s registered office from the date of the Notice of AGM until and including the date of the AGM and will also be available at the AGM for at least one hour before, and for the duration of, the AGM. Flutter Shareholders are encouraged to review the proposed amendments to the Existing Articles in their entirety.

Article	Explanation for the amendments to the Articles of Association
1 (Interpretation)	New definitions have been inserted in Article 1 to reflect new defined terms used in the Amended Articles and several definitions have been removed where those terms are no longer used in the Amended Articles.

3(b) – (h) (Rights attaching to shares)	Articles 3(b) to (h) were included in the Constitution in connection with the migration of Flutter shares to the Euroclear Bank settlement system in 2021. The purpose of these Articles was to authorise the Directors to confer certain rights on non-shareholders, should that be considered necessary in connection with the operation of the Euroclear Bank settlement system. These powers were never in fact exercised by the Directors. Following the de-listing from Euronext Dublin and migration of Flutter shares from the Euroclear Bank settlement system to DTC, it is proposed to delete these Articles on the basis that they are no longer necessary or appropriate.

4(a) (Redeemable Shares)	Article 4(a) has been amended to allow the re-issue of treasury shares to be paid for in a currency or currencies other than Euro and at such conversion rates as determined by the directors. This is intended to allow the re-issue of treasury shares on the London Stock Exchange or New York Stock Exchange (“NYSE”) to be paid up in GBP or USD (as applicable).

New Article 4(b) and (c) (Redeemable Shares)	New Article 4(b) allows the acquisition by Flutter of its own shares (i.e. share buybacks) to be effected by way of redemption of shares. This will provide Flutter with an additional mechanism to repurchase its own shares pursuant to share repurchase programmes, alongside the current mechanism of direct market purchases.

The acquisition of own shares by way of redemption is the usual manner in which shares are repurchased by Irish companies listed on the NYSE. In addition, in line with US market practice, this amendment will allow share repurchases to be effected without the requirement for separate shareholder approval at the AGM that would otherwise be needed for direct market purchases. A redemption of shares pursuant to Article 4(b) would only occur where a shareholder has entered into an agreement, transaction or trade to sell their shares to Flutter.

New Article 4(c) reflects the statutory position under Irish law that Flutter may convert any of its shares to redeemable shares, subject to certain safeguards in the Irish Companies Act 2014. Any such conversion would require the approval of a special resolution of Flutter shareholders in general meeting and any Flutter shareholder voting against the resolution would have the right to object to the conversion of their shares.

6(b) (Trusts not recognised)	Article 6(b) will be amended to remove references to the Euroclear Bank settlement system and the Euroclear Nominee, which are no longer relevant following the migration of shares from the Euroclear Bank settlement system to the DTC settlement system in connection with the US listing.

8(d) (Allotment of shares)	Article 8(d) has been amended to extend the maximum period for which statutory preemption rights may be disapplied to such period as shareholders may approve (subject to a maximum period of 5 years under Irish law). The current limit as specified in Article 8(d) will no longer be appropriate following the transition to a primary US listing.

11 (Issue of certificates)	Article 11 has been amended to reflect that, since the US listing, all Ordinary Shares are issued in ‘registered form’ and that, subject to applicable law and regulatory requirements, Shareholders will not be entitled to receive a share certificate in respect of their shares unless the Directors determine otherwise.

Articles 12 and 13 (Balance and exchange certificates; Replacement of certificates)	Existing Articles 12 and 13 will be removed as they are no longer applicable following the amendments to Article 11 as outlined above.

13A(a), (b) and (d) (Uncertificated shares and migration to a central securities depository)	Articles 13A(a), (b) and (d) have been deleted as they relate to the historic migration of shares to the Euroclear Bank settlement system and are no longer applicable following the migration of shares to DTC in connection with the US listing. Article 13A(c) will be retained as it remains generally applicable to shares held through DTC.

16, 17 (Power to effect transfer; Proceeds of sale)	Articles 14 and 15 set out the instances where Flutter’s shares may be sold in respect of a lien which is not paid when called. Amendments to Articles 16 and 17 are proposed to reflect that, since the US listing, all shares are issued in “registered form” and the Regulations governing Uncertificated Shares no longer apply to the Company.

26 (Power of Disposal)	Article 26 sets out the instances where a forfeited share shall become the property of the Company and when it may be disposed of by Flutter. Amendments are proposed to reflect that, since the US listing, all shares are issued in “registered form” and the Regulations governing Uncertificated Shares no longer apply to the Company.

33, 34(c) and 35 (Form of instrument of transfer; Execution of instrument of transfer; Refusal to register transfers)	Amendments to Articles 33, 34(c) and 35 are proposed to reflect that, following the de-listing of the Company’s shares from Euronext Dublin, certain rules applicable to issuers with shares admitted to trading on a regulated market in the European Union will no longer apply to the Company, such as the Central Securities Depository Regulation (CSDR) and the Regulations governing Uncertificated Shares.

18	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

Article	Explanation for the amendments to the Articles of Association
43 (Steps to be taken in connection with sale of Disposal Shares)	Amendments to Article 43 are proposed to reflect that, since the US listing, all shares are issued in ‘registered form’ and that, subject to applicable law and regulatory requirements, Shareholders will not be entitled to receive a share certificate in respect of their shares unless the Directors determine otherwise.

52 (Purchase of Own Shares)	Article 52 has been amended to reflect the default position under Irish law which requires the passing of an ordinary resolution of shareholders in order to authorise Flutter to acquire its own shares. The existing requirement to obtain shareholder approval by way of a special resolution will no longer be appropriate following the transition to a primary US listing. In addition, as a result of the amendments proposed to Article 4 (as discussed above), the Company would be entitled to acquire its own shares by way of redemption without the need for an annual shareholder approval, provided the Company (or any person acting on the Company’s behalf) agrees with the relevant shareholder to acquire the relevant shares.

59 and 61 (Notice of general meetings; Special business)

Article 59 sets out the requirements for calling a general meeting of Shareholders. Amendments are proposed to Article 59 to reflect that, following the de-listing from Euronext Dublin, the notice period under the Irish Companies Act 2014 for calling an extraordinary general meeting to consider any matter other than the passing of a special resolution is 14 clear days’ notice. A corresponding amendment is being made to Article 61 to remove the reference to the passing of a special resolution, as this requirement no longer applies to Flutter under the Irish Companies Act 2014 following the de-listing from Euronext Dublin.

Following the de-listing from Euronext Dublin and migration of Flutter shares from the Euroclear Bank settlement system to DTC, it is proposed to delete Article 61(b) on the basis that it is no longer applicable.

New Article 59A (Proposed Shareholder Resolutions), 93 (Eligibility for appointment)	New Article 59A and Article 93 set out the process by which members of the Company may nominate directors at both annual and extraordinary general meetings once the Company loses its status as a “Foreign Private Issuer” under US federal securities law. New Article 59A imposes detailed prior notice and content requirements which shareholders must follow in order to validly table a nomination, in line with US market practice.

65, 67, 71, 74, 75, 76, 78 and 79 (Provisions relating to voting at general meetings)	These Articles set out the process for voting at a general meeting when a poll is called. Amendments are proposed to align the voting procedures set out in these Articles with the customary approach adopted by Irish-incorporated US-listed issuers, removing the possibility for voting to be carried out on a show of hands (and related references) and allowing shares held through DTC to be voted using an omnibus proxy.

Previous Articles 66 (Entitlement to demand a poll) and 67(c) (taking of a poll) are proposed to be deleted

68 (Votes of members)

Article 68 sets out the requirement for members to be entered on the register of members on a designated record date in order to exercise their right to participate and vote in a general meeting of Shareholders. It is proposed to amend this Article to provide for a date range, between which, the directors may fix the record date in accordance with the customary approach taken by Irish-incorporated US-listed issuers.

Ancillary changes are also proposed to remove references to voting on a show of hands.

81 (Ordinary remuneration of Directors)	It is proposed that Article 81 be amended to amend the current limit on the aggregate ordinary remuneration payable to Directors from €2,500,000 per annum to such amount as may be determined from time to time by the Board. This amendment is proposed to allow the Company to align with US remuneration and compensation standards which the Board considers are appropriate following the transition to a US primary listing.

117 (Payment mechanism of dividends or other moneys)	This Article sets out the process for payments of dividends. Amendments are proposed to allow for payments to be made through an agent appointed by the Company, to align with US market practice.

122 (Accounting Records)	Article 122 requires the Directors to keep adequate accounting records in accordance with the Irish Companies Act 2014. Amendments are proposed to this Article to provide that the Company may also publish financial information in accordance with US GAAP or any applicable accounting standards from time to time.

139 (Untraced shareholders)	Amendments to Article 139 are proposed to reflect that, since the US listing, all shares are issued in ‘registered form’.

140 (Indemnity)	Article 140 sets out the indemnification arrangements in place for the Directors, the secretary and other officers. Amendments are proposed to clarify that an “officer” as referenced in Article 140 includes an officer as defined in the rules of the US Securities and Exchange promulgated under the Exchange Act.

Previous Article 141 (Arrangements in respect of the additional listing of the Company’s Ordinary Shares in the United States)	This Article contains the mechanism for the migration of Flutter shares from the Euroclear Bank settlement system to DTC in connection with the US listing. Following completion of the US listing, the Article is no longer required and it is proposed that it will be deleted.

New Article 141 (Governing law and jurisdiction)

A New Article 141 is proposed which will clarify that the Constitution and any dispute or claim arising out of or in connection with the Constitution will be governed by Irish law and subject to the exclusive jurisdiction of the Irish courts.

New Article 141 will also clarify that, unless Flutter consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States.

19	Flutter Entertainment plc Notice of Annual General Meeting 2024

Notice of Meeting

Belfield Office Park,

Beech Hill Road,

Clonskeagh,

Dublin 4,

Ireland

www.flutter.com